Exhibit 99.1

  First Consulting Group (FCG) Announces First Quarter 2006 Results;
     First Quarter Net Revenues of $66.7 Million and EPS of $0.18

    LONG BEACH, Calif.--(BUSINESS WIRE)--May 9, 2006--First Consulting Group, Inc. (Nasdaq:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to the health-related industries, today reported financial results for the first quarter ended March 31, 2006.

    First Quarter 2006 Performance

    Revenues before out-of-pocket reimbursements ("net revenues") for the first quarter of 2006 were $66.7 million, down 4.3% from $69.7 million in the fourth quarter of 2005, and down 2.1% from $68.1 million in the first quarter of 2005. Included in the fourth quarter of 2005 net revenues was $9.1 million attributable to two large outsourcing accounts which terminated in December 2005. Excluding the revenues from these two contracts, net revenues for the first quarter increased 10% compared to the prior quarter.
    Net income was $4.5 million, or $0.18 per share, for the first quarter of 2006 compared to a loss of $10.2 million, or $0.41 per share, in the fourth quarter of 2005, and a loss from continuing operations of $0.8 million, or $0.03 per share, for the first quarter of 2005. Included in the fourth quarter 2005 loss was a non-cash tax valuation allowance of $8.2 million and $5.1 million of severance and facility closure costs.
    During the first quarter of 2006, FCG booked a tax provision of 7%, as a significant amount of any future income is not expected to be subject to significant income taxation due to the existence of net operating loss carryforwards. FCG expects that its tax provision in fiscal 2006 will remain low but that its long term tax provision will return to levels consistent with full federal and state tax rates.

    Cash Position

    Total cash and investments decreased to $32.7 million in the first quarter of 2006, as compared to $35.1 million in the prior quarter. The key elements of the $2.4 million reduction in cash from last quarter were certain severance and facility expenses accrued during the fourth quarter of 2005 which were actually paid in the first quarter of 2006 and an expected increase in DSO. The decline in total cash and investments was less than the Company previously expected, primarily due to cash received by the Company as a result of stock option exercises during the quarter by terminated employees.
    Steven Heck, President and interim Chief Executive Officer, said, "We are pleased with our results during the quarter. Our results reflect solid work over the last six months and our priority is to replicate solid operating performance going forward. We continue to believe that this requires leveraging our brand and domain knowledge in our markets and further improving our ability to offer cost effective blended shore offerings for implementation, integration and outsourcing services."

    Other Highlights

    -- Health Delivery Outsourcing revenues decreased approximately $7.5 million from the fourth quarter of 2005, as previously expected, due to the wind down of the NYPH and UMass Memorial outsourcing contracts. This decrease was offset to a significant degree by increases in revenues in Health Plans, Life Sciences, Government and Technology Services and Software Products.

    -- In the Health Delivery sector, KLAS rated FCG #1 in advisory services, #1 in third party clinical implementations with 34% market share, and listed the Company as one of three tier-1 suppliers in ITO. FCG was the only firm to be mentioned in all three KLAS categories.

    -- The Health Delivery market represents approximately 70% of FCG's revenue. FCG believes that the health delivery market will require solutions that include advisory, implementation, and outsourcing services, and it will continue to pursue its sourcing initiatives in those areas. The Company recently announced a new multi-year ITO transaction at Montrose Memorial Hospital and will be hosting the MEDITECH solution from its data center in Nashville.

    -- Health Plan continued to perform well with revenue increasing $1.8 million over the prior quarter. The mid-market demand for implement and operate appears to be gaining momentum and the Company believes it is well positioned against its competitors with the combination of domain expertise and blended shore resources. The Company recently announced its second ITO transaction (Health Alliance) and will be implementing and hosting the QCSI solution over 6 years for that client.

    -- Software Services performed well in the first quarter. The Company continues to see numerous opportunities in the Independent Software Vendors sector and recently, custom development opportunities in Health Plan and Health Delivery.

    -- Life Sciences showed improvement to reach breakeven during the quarter despite incurring losses on one significant contract that the Company is currently expecting to complete during the third quarter of 2006. The Company has recorded approximately $0.7 million in losses on this contract. This was offset by both strong license and services revenue during the quarter.

    -- Software Products had a good quarter primarily led by FirstGateways(TM), as the proof of concept project with the NHIN progressed and the product was purchased by a large academic regional center.

    -- The Company announced the appointment of Ronald V. Aprahamian as a member of the Board of Directors on April 25, 2006. Mr. Aprahamian is also serving on the Audit and Compensation
        Committees of the Board.

    -- On March 24, 2006, Tom Watford was named FCG's Chief Operating Officer and Tom Underwood was named Executive Vice President of Health Delivery. Steve Heck remains the Company's President and interim Chief Executive Officer and Mr. Watford remains the interim Chief Financial Officer.

    Outlook

    The Company expects revenue for the second quarter of 2006 to be in the range of $63 million to $66 million with continued operating profitability. The Company expects cash to increase slightly during the second quarter of 2006 with DSO expected to remain stable. The Company anticipates its tax provision during the second quarter of 2006 to be similar with that used during the first quarter of 2006.

    First Quarter 2006 Conference Call

    FCG will hold an investor conference call to discuss first quarter 2006 results on Tuesday, May 9, 2006, at 4:45 p.m. Eastern Daylight Time (1:45 p.m. Pacific Daylight Time). This call is being webcast by CCBN and can be accessed at FCG's Web site at www.fcg.com. The webcast will also be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN's Individual Investor Network such as America Online's Personal Finance Channel. Institutional investors can access the call via CCBN's password protected event management site, StreetEvents (www.streetevents.com).

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Note Regarding Expense Reclassification and Segment Reporting

    Commencing with the first quarter of 2006, FCG has changed the classification of some expenses from General and Administrative expense to Cost of Services. The Company believes these changes better match the nature of the expense to its expense classification, and are consistent with what other peer companies' are reporting. The history shown in the financial tables included with this release has been reclassified to be consistent with these changes. Historically, the Company has only included salary and benefits costs of client-serving staff, and costs of subcontractors in cost of services, a classification methodology emanating from FCG's origins as a consulting firm. As FCG's outsourcing business has evolved and developed data center and call center capabilities, and FCG has moved forward with an offshore sourcing strategy, infrastructure costs of providing these services have grown dramatically. Since these costs have not been for staff or subcontractors, they have been classified as General and Administrative expense in the past. The Company is now classifying these types of costs as cost of services. This primarily affects FCG's outsourcing businesses, its Software Services business, and its "Other" segment, where the costs of the shared service centers for both infrastructure and offshore sourcing are included.
    Due to an organizational change that was effective at the beginning of 2006, the Technology Staffing Services (TSS) group has been moved from Government and Technology Services to "Other" as this business is being deemphasized by the Company. FCG has reclassified previous segment reporting in accordance with SFAS 131. The history shown in the financial tables included with this release is now consistent with these changes. Although some of the billable staff who were previously included in TSS area have been transferred to several of the Company's other segments as part of this organizational change, it is impractical to reclassify the effect on those segments in prior years. Additionally, the Health Delivery Sales group has been discontinued as a separate group serving both Health Delivery Services and Health Delivery Outsourcing, with all selling costs now being contained within each individual unit. FCG has reclassified such prior year costs to each unit based on an estimate of the services provided to that unit by the Health Delivery Sales group.

    Forward-Looking Statements

    This news release includes forward-looking statements based on FCG's current expectations, estimates and projections about its industry, management's beliefs and certain assumptions made by the Company. These forward-looking statements can typically be identified by use of words such as "believes," "anticipates" or "expects" and include statements regarding (i) FCG's anticipated financial and operating performance as set forth in this release, including expected revenues, profitability, tax rate and level of cash and investments for the second quarter of 2006; (ii) the Company's ability to maintain and increase its pipeline of business and profitability through its blended shore sourcing, management of cost of services, infrastructure costs and corporate general and administrative expenses; (iii) the Company's ability to manage through the completion of any loss contracts without any further write-downs or reserves; and (iv) the Company's ability to shield future operating earnings, if any, from taxation given the Company's current balance of net operating loss carryforwards. These forward-looking statements involve known and unknown risks which may cause the Company's actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.
    Some of the risks investors should consider include the following:
(a) the unpredictable nature of the Company's pipeline of potential business and of negotiations with clients on new or renewed engagements, resulting in uncertainty as to whether and when FCG will enter into these engagements or whether they will be sufficient to replace any revenue from expiring contracts or be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG's clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the ability of FCG to deliver services on an offsite and/or blended shore basis utilizing a global operations base, including its operations in Nashville, Tennessee, India, Vietnam, and Europe; (d) the ability of FCG to increase its sales effectiveness;
(e) the ability of FCG to leverage general and administrative expenses and its service centers and continue to manage its cost structure effectively; (f) the importance of FCG's personnel to its operations, including whether FCG can attract and retain qualified management (including a new chief executive officer) and personnel and keep personnel utilized on client engagements in order to achieve growth, revenue and profitability; (g) foreign currency exchange rates and cost of labor and availability of resources in FCG's offshore development centers; (h) the ability of FCG to effectively manage client expectations, service levels and cost reductions on the outsourcing accounts and larger projects; and (i) other risk factors referenced in the Company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.
    In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


First Consulting Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands except per share data)
                                                     3 Months Ended
                                                    -----------------
                                                    Mar 31,   Apr 1,
                                                     2006      2005
                                                    -------- --------

Revenues before reimbursements (net revenues)       $66,686  $68,144
Reimbursements                                        3,779    3,662
                                                    -------- --------
     Total revenues                                  70,465   71,806

Cost of services before reimbursable expenses        48,593   52,490
Reimbursable expenses                                 3,779    3,662
                                                    -------- --------
     Total cost of services                          52,372   56,152

                                                    -------- --------
     Gross profit                                    18,093   15,654

Selling expenses                                      4,379    6,758
General and administrative expenses                   9,175   10,517
                                                    -------- --------
     Operating income (loss)                          4,539   (1,621)
Interest income, net                                    338      230
Other expense, net                                      (15)       -
                                                    -------- --------
     Income (loss) from continuing operations
      before income taxes                             4,862   (1,391)
Income tax provision (benefit)                          340     (639)
                                                    -------- --------
     Income (loss) from continuing operations         4,522     (752)
Loss on discontinued operations, net of tax benefit       -     (537)
                                                    -------- --------
     Net income (loss)                               $4,522  $(1,289)
                                                    ======== ========

Basic EPS:
     Income (loss) from continuing operations, net
      of tax                                          $0.18   $(0.03)
     Loss on discontinued operations, net of tax          -    (0.02)
                                                    -------- --------
Net income (loss)                                     $0.18   $(0.05)
                                                    ======== ========

Diluted EPS:
     Income (loss) from continuing operations, net
      of tax                                          $0.18   $(0.03)
     Loss on discontinued operations, net of tax          -    (0.02)
                                                    -------- --------
Net income (loss)                                     $0.18   $(0.05)
                                                    ======== ========

Basic weighted avg. shares                           24,705   24,475
Diluted weighted avg. shares                         24,910   24,475


First Consulting Group, Inc. and Subsidiaries
Consolidated Balance Sheet Data
(in thousands except per share data)
                                                   Mar. 31,  Dec. 30,
                                                     2006      2005
                                                   --------  --------

Cash, cash equivalents, and investments            $32,748   $35,106
Accounts receivable, net                            21,581    20,993
Unbilled receivables                                15,298    12,352
Current assets                                      73,714    71,983
Total assets                                       123,834   121,632
Current liabilities                                 29,263    32,714
Long-term debt                                           -         -
Total stockholders' equity                          85,040    78,746


Selected Business Metrics

                                          Q1    Q4    Q3    Q2    Q1
                                         2006  2005  2005  2005  2005
                                        ----- ----- ----- ----- -----

Revenues before reimbursements
 (net revenues) ($ in millions)         66.7  69.7  72.7  67.9  68.1
Out-of-pocket reimbursements
 ($ in millions)                         3.8   3.4   3.9   3.8   3.7
  Total revenues ($ in millions)        70.5  73.1  76.6  71.7  71.8
Gross margin %                          27.1  20.0  22.9  23.7  23.0
Selling expense %                        6.6   9.3  10.5  10.4   9.9
General and admin expense %             13.8  17.2  13.0  14.9  15.4
Operating income (loss) %                6.8  (6.5) (0.6) (1.6) (2.4)
Utilization %                           80.3  76.4  79.0  74.5  73.8
Total associates                        2394  2681  2719  2500  2434
Billable associates                     1342  1342  1329  1272  1241
Outsourcing associates                   746  1032  1063   856   841
Days sales outstanding                    39    34    36    38    41


Delivery Units Selected Financial Metrics

Health Delivery Services                 Q1    Q4    Q3    Q2    Q1
                                        2006  2005  2005  2005  2005
Revenues before reimbursements
(net revenues)($ in millions)           15.4  15.3  15.6  17.1  16.1
Out-of-pocket reimbursable expenses
 ($ in millions)                         2.3   2.3   2.5   2.5   2.5
Total revenues ($ in millions)          17.7  17.6  18.1  19.6  18.6
Gross margin %                          38.7  29.8  34.6  38.4  32.7
Utilization %                           80.3  75.6  75.0  75.1  72.3
Billable associates                      196   219   221   230   215
Total associates                         213   249   249   266   253


Health Delivery Outsourcing              Q1    Q4    Q3    Q2    Q1
                                        2006  2005  2005  2005  2005
Revenues before reimbursements
 (net revenues)($ in millions)          27.4  35.0  35.3  28.7  30.8
Out-of-pocket reimbursable expenses
 ($ in millions)                           -     -   0.2   0.2   0.1
Total revenues ($ in millions)          27.4  35.0  35.5  28.9  30.9
Gross margin %                          12.3  11.0  10.7   8.3  12.4
Total associates                         646   903   933   683   673


Health Plan                              Q1    Q4    Q3    Q2    Q1
                                        2006  2005  2005  2005  2005
Revenues before reimbursements
 (net revenues)($ in millions)           6.8   5.0   4.9   4.1   4.0
Out-of-pocket reimbursable expenses
 ($ in millions)                         0.9   0.6   0.7   0.6   0.6
Total revenues ($ in millions)           7.7   5.6   5.6   4.7   4.6
Gross margin %                          33.3  30.4  31.2  22.3  18.7
Utilization %                           91.3  81.1  85.0  67.5  73.1
Billable associates                       84    73    61    58    63
Total associates                         109    98    84    75    79


Life Sciences                            Q1    Q4    Q3    Q2    Q1
                                        2006  2005  2005  2005  2005
Revenues before reimbursements
 (net revenues)($ in millions)           7.7   5.4   7.3   8.8   8.7
Out-of-pocket reimbursable expenses
 ($ in millions)                         0.2   0.2   0.3   0.2   0.2
Total revenues ($ in millions)           7.9   5.6   7.6   9.0   8.9
Gross margin %                          38.8  23.1  41.6  45.1  47.4
Utilization %                           68.2  69.7  75.9  78.1  68.0
Billable associates                      147   152   153   135   147
Total associates                         172   179   184   196   218


Government and Technology Services       Q1    Q4    Q3    Q2    Q1
                                        2006  2005  2005  2005  2005
Revenues before reimbursements
 (net revenues)($ in millions)           7.7   7.4   7.5   7.0   6.2
Out-of-pocket reimbursable expenses
 ($ in millions)                         0.3   0.2   0.2   0.1   0.1
Total revenues ($ in millions)           8.0   7.6   7.7   7.1   6.3
Gross margin %                          38.0  37.8  39.9  43.5  39.7
Utilization %                           85.4  83.1  86.8  77.7  76.8
Billable associates                      472   456   442   431   367
Total associates                         520   503   490   476   415


Shared Services Centers                  Q1    Q4    Q3    Q2    Q1
                                        2006  2005  2005  2005  2005

Utilization %                           76.8  70.9  73.5  70.1  74.3
Billable associates                      426   415   421   380   407
Outsourcing associates                    81   111   115   162   158
Total associates                         580   597   615   610   598

    CONTACT: First Consulting Group, Inc.
             Steven Heck, Interim CEO, 562-624-5220
             Thomas Reep, VP Investor Relations, 562-624-5250